Exhibit 99.1 – Risk Factors (adjusted to reflect the retrospective application of FSP APB 14-1)
The discussion of Risk Factors set forth in this Exhibit 99.1 has been revised from the Risk Factors included in Part I, Item 1A. of the NII Holdings, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) to reflect our retrospective application of Financial Accounting Standards Board (“FASB”) Staff Position APB 14-1 (“FSP APB 14-1”), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). The discussion of Risk Factors included below has not been revised to reflect events or developments subsequent to February 26, 2009, the date that we filed the 2008 Form 10-K, and does not modify or update the disclosures in the 2008 Form 10-K that may have been affected by subsequent events. For a discussion of events and developments subsequent to the filing date of the 2008 Form 10-K, please refer to the reports and other information we have filed with the Securities and Exchange Commission since that date, including our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009.
Disclosures in the discussion of Risk Factors that were impacted by the retrospective application of FSP APB 14-1 were as follows:
•	1. Adverse changes in the economic environment in our markets and a decline in foreign exchange rates for currencies in our markets and increases in the cost of capital may adversely affect our growth and our operating results;

•	4. Our funding needs and debt service requirements could make us more dependent on external financing. If we are unable to obtain financing, our business may be adversely affected;

•	5. Our current and future debt may limit our flexibility and increase our risk of default;

•	14. We have significant intangible assets that may not generate adequate value to satisfy our obligations in the event of liquidation.
Item 1A. Risk Factors
     Investors should be aware that we and our business are subject to various risks, including the risks described below. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and investors may lose all or part of any investment. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and included elsewhere. Please note that additional risks not presently known to us or that we currently deem immaterial may also impair our business and operations.
1.	Adverse changes in the economic environment in our markets and a decline in foreign exchange rates for currencies in our markets and increases in the cost of capital may adversely affect our growth and our operating results.
     During 2008, the global economic environment was characterized by a significant decline in economic growth rates, a marked increase in the volatility of foreign currency exchange rates, disruptions in the capital markets and a reduction in the availability of financing. These conditions are expected to continue into 2009 with most economists predicting a significant slowing, and possibly a contraction, of economic growth globally, including and in the markets in which we operate. There has also been an increase in the inflation rates in some of the markets in which we operate, particularly in Argentina. These economic trends could affect our business in a number of ways by:
•	reducing the demand for our services resulting from reduced discretionary spending;

•	increasing the level of competition among the other wireless service providers as we compete for a smaller number of potential customers, which could require us to offer more competitive service plans that could result in lower average revenue per subscriber; and

•	increasing the level of voluntary customer turnover due to increased competition and simultaneously increasing the levels of involuntary customer turnover and bad debt expense as customers find it more difficult to pay for services.
     Historically, our operations have been subject to significant volatility of the foreign currencies of the countries in which we do business. Increased volatility of foreign currency exchange rates has had and continues to have a significant effect on us because nearly all of our revenues are earned in non-U.S. currencies, and a significant portion of our outstanding debt is denominated in U.S. dollars. For example, in 2008, we had foreign currency transaction losses of $120.6 million that were primarily the result of the significant depreciation in the value of the Brazilian real and the Mexican peso relative to the U.S. dollar during the second half of 2008. From September 30, 2008 to December 31, 2008, the exchange rate for the Brazilian real increased from 1.91 reais per U.S. dollar to 2.34, and the exchange rate for the Mexican peso increased from 10.79 pesos per U.S. dollar to 13.54. The depreciation in the values of the local currencies in the markets where we operate makes it more costly for us to service our debt obligations and affects our operating results because we pay for some of our operating expenses and capital expenditures in U.S. dollars. In addition, because we report our results of operations in U.S. dollars, changes in relative foreign currency valuations may result in reductions in our reported revenues, operating income and earnings, as well as a reduction in the carrying value of our assets, including the value of cash investments in local currencies. Accordingly, if the values of local currencies in the countries in which our operating companies conduct business depreciate further relative to the U.S. dollar, we would expect our operating results in future periods, and the value of our assets held in local currencies, to be adversely affected.
     Deteriorating conditions in the economy and the capital markets have also resulted in significant increases in the cost of capital and have made it increasingly difficult for companies with operations in emerging markets to obtain debt or equity financing on acceptable terms. We depend upon access to the credit and capital markets to help fund the growth of our business, for the acquisition of additional spectrum and for capital expenditures in connection with the expansion and improvement of our wireless networks and the deployment of new network technologies. If the present financial market conditions continue, we expect that our borrowing costs will increase to the extent that we incur new debt at comparatively higher interest rates to finance our growth and as a result of increases in the interest rates on our variable rate debt obligations. As of December 31, 2008, $476.7 million, or 21%, of the principal amount of our consolidated indebtedness was variable rate debt. Significant increases in the cost of capital could adversely affect our profitability. These market conditions may limit our access to funding that may be needed to pursue our expansion plans and to acquire rights to use spectrum and deploy networks that use new technologies in our markets.
2.	If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.
     Our success will depend on the ability of our operating companies to compete effectively with other telecommunications services providers, including wireline companies and other wireless telecommunications companies, in the markets in which they operate. Our ability to compete successfully will depend on our ability to anticipate and respond to various competitive factors affecting the telecommunications industry, including new services and technologies, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.
a.	Competition in our markets has recently intensified making it more difficult for us to attract and retain customers.
     Competition in our markets has intensified in recent periods, and we expect that it will continue to intensify in the future as a result of the entry of new competitors, the development of new technologies, products and services, and the auction of additional spectrum. We also expect the current consolidation trend in the wireless industry to continue as companies respond to the need for cost reduction and additional spectrum. This trend may result in larger competitors with greater financial, technical, promotional and other resources to compete with our businesses.
     Among other things, our competitors have:
•	provided increased handset subsidies;

•	offered higher commissions to distributors;

•	provided discounted or free airtime or other services;

•	expanded their networks to provide more extensive network coverage;

•	developed and deployed networks that use new technologies and support new or improved services;

•	offered incentives to larger customers to switch service providers, including reimbursement of cancellation fees; and

•	offered bundled telecommunications services that include local, long distance and data services.
     We anticipate that competition will lead to continued significant advertising and promotional spending as well as continued pressure on prices for voice services and handsets. In addition, portability requirements, which enable customers to switch wireless providers without changing their wireless numbers, have been introduced in some of our markets, including Mexico and Brazil, and may be introduced in other markets in the near future. These developments and actions by our competitors could negatively impact our operating results and our ability to attract and retain customers. The cost of adding new customers may increase, reducing profitability even if customer growth continues. If we are unable to respond to competition and compensate for declining prices by adding new customers, increasing usage and offering new services, our revenues and profitability could decline.
b.	Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.
     Because of their size and resources, and in some cases ownership by larger companies, some of our competitors may be able to offer services to customers at prices that are below the prices that our operating companies can offer for comparable services. Many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;

•	larger customer bases;

•	larger spectrum positions; and

•	larger coverage areas than those of our operating companies.
     If we cannot compete effectively based on the price of our service offerings and related cost structure, our results of operations may be adversely affected.
c.	Our equipment is more expensive than that of our competitors, which may limit our ability to compete with other companies that rely on more prevalent technologies and less expensive equipment.
     Our current networks utilize iDEN technology developed and designed by Motorola. iDEN is a proprietary technology that relies solely on the efforts of Motorola and any current or future licensees of this technology for product development and innovation. Additionally, Motorola and RIM are the sole suppliers of all of our handsets. In contrast, our competitors use infrastructure and subscriber equipment that are based on standard technologies like GSM and WCDMA, which are substantially more widely used technologies than iDEN and are available from a significant number of suppliers. As a result, our competitors benefit from economies of scale and lower costs for handsets and infrastructure equipment. These factors, as well as the higher cost of our handsets and other equipment may make it more difficult for us to attract or retain customers, and may require us to absorb a comparatively larger cost of offering handsets to new and existing customers. The combination of these factors may place us at a competitive disadvantage and may reduce our growth and profitability.
d.	Our operating companies may face disadvantages when competing against formerly government-owned incumbent wireline operators or wireless operators affiliated with them.
     In some markets, our operating companies may not be able to compete effectively against a formerly government-owned monopoly telecommunications operator, which today enjoys a near monopoly on the provision of wireline telecommunications services and may have a wireless affiliate or may be controlled by shareholders who also control a wireless operator. For example, Telcel, which is one of our largest competitors in Mexico, is an affiliate of Telefonos de Mexico, S.A.B. de C.V., which provides wireline services in Mexico and was formerly a government-owned monopoly. Similarly, in Peru, we compete with Telefonica Moviles, which is an affiliate of the Telefonica del Peru, S.A.A., which operates wireline services in Peru and was formerly a government-owned monopoly. Our operating companies may be at a competitive disadvantage in these markets because formerly government-owned incumbents or affiliated competitors may have:
•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly or near-monopoly basis.
     Our operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment. As a result, our operating companies may be at a competitive disadvantage to incumbent providers, particularly as our operating companies seek to offer new telecommunications services.
e.	Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain customers.

     We have recently expanded the coverage of our networks, particularly in Mexico and Brazil, but our networks do not offer nationwide coverage in the countries in which we operate and our current technology limits our potential roaming partners. As a result, we may not be able to compete effectively with cellular and personal communications services providers, many of whom operate cellular and personal communications networks with more extensive areas of service. Additionally, many of these providers have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that we currently use in our networks is not compatible with other wireless technologies such as the digital cellular or personal communications services technologies used by our competitors or with other iDEN networks not operating in the 800 MHz spectrum. Although some of the handset models that we sell are compatible with both iDEN 800 MHz and GSM 900/1800 MHz systems, we offer very few of these models and, as such, we are more limited in our ability to offer the breadth of roaming capabilities of our competitors. In addition, our customers are not able to roam on other carriers’ networks where we do not have roaming agreements. These factors may limit our ability to attract and retain certain customers.
     To date, we have not entered into roaming agreements with respect to GSM services offered in the countries in which our operating companies conduct business, but have entered into agreements that allow our customers to utilize roaming services in other countries using the handsets that are compatible with both iDEN and GSM systems and using other GSM handsets.
f.	If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers.
     The wireless telecommunications industry is experiencing significant technological change. For example, many of our competitors, including Telefonica in Mexico, America Movil in Brazil, Telecom Personal, S.A. in Argentina, America Movil and Telefonica Moviles in Peru and Entel Chile in Chile, have recently launched upgraded network technology, often referred to as 3G technology, which is designed to allow them to offer services that incorporate high speed data services, including internet access and video telephony. These and other future technological advancements may enable competitors who use other wireless technologies to offer features or services we cannot provide or exceed the quality of our current level of service, thereby making the services we offer less competitive. In addition, much of the 800 MHz spectrum that our operating companies are licensed to use is non-contiguous while the 3G technology platforms that are currently available operate only on contiguous spectrum, and, except in Peru, we do not hold rights to use additional spectrum in bands that would facilitate a transition to a new network technology. These factors may make it more difficult or impossible for us to migrate to a new technology if we choose to do so unless we have also acquired spectrum that supports these new technologies. Acquiring the spectrum and deploying the related network equipment requires a significant amount of time and capital. If we are unable to acquire additional spectrum or deploy new technologies using that spectrum, we will be heavily reliant on Motorola, as the sole supplier of iDEN technology, to maintain the competitiveness of our services and subscriber equipment. As a result, if Motorola is unwilling or unable to upgrade or improve iDEN technology or develop other technology solutions to meet future advances in competing technologies on a timely basis, or at an acceptable cost, we will be less able to compete effectively and could lose customers to our competitors. In addition, if we decide to pursue the deployment of a new technology that operates on a different spectrum band, we will incur costs to acquire this new spectrum band. See “7. Costs and other aspects of a future deployment of advanced communications technologies could adversely affect our operations.” for more information. Motorola’s support of the evolution of the iDEN technology and the development of new features, functionality and handset models may be affected by the amount of iDEN equipment purchased by Sprint Nextel Corporation. Sprint Nextel Corporation’s plans for the iDEN technology have been uncertain for some time. Any significant decline in support of iDEN technology by Sprint Nextel Corporation could result in us receiving less support from Motorola and could make it more difficult for us to compete with competitors who offer a wider range of handset models and services. In addition, competition among the differing wireless technologies could:
•	segment the user markets, which could reduce demand for our technology; and

•	reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of the network and most of the end user equipment used to provide our wireless services, to developing or improving the technology for our systems.
g.	If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers.
     Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of our networks. We may have difficulty attracting and retaining customers if we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise or if these issues:
•	limit our ability to expand our network coverage or capacity as currently planned; or

•	place us at a competitive disadvantage to other wireless service providers in our markets.
h.	If our current customer turnover rate increases, our business could be negatively affected.

     During 2008, we experienced a higher consolidated customer turnover rate, which resulted primarily from the more competitive sales environment in Mexico. In addition, portability requirements, which enable customers to switch wireless providers without changing their wireless numbers, have been introduced in some of our markets, including Mexico and Brazil, and may be introduced in other markets in the near future, which could make it more difficult for us to retain our customers. The cost of acquiring a new subscriber is much higher than the cost of maintaining an existing subscriber. Accordingly, an increase in subscriber deactivations could have a negative impact on our operating income, even if we are able to obtain one new subscriber for each lost subscriber. If we experience an increase in our customer turnover rate, due to these factors or to the recent decline in general economic conditions, our ability to achieve revenue growth could be impaired.
i.	We may be limited in our ability to grow unless we expand network capacity and coverage and address increased demands on our business systems and processes as needed.
     Our subscriber base continues to grow rapidly. To continue to successfully increase our number of subscribers and pursue our business plan, we must economically:
•	expand the capacity and coverage of our networks;

•	secure sufficient transmitter and receiver sites at appropriate locations to meet planned system coverage and capacity targets;

•	obtain adequate quantities of base radios and other system infrastructure equipment; and

•	obtain an adequate volume and mix of handsets to meet subscriber demand.
     In the past, we have experienced difficulty in obtaining sufficient volumes and types of handsets from Motorola; delays in the development and availability of new handset models; and handset manufacturing quality problems, particularly with respect to new handset models. Our operating performance and ability to retain new customers may be adversely affected if we are not able to timely and efficiently address these matters, meet the demands for our services and address any increased demands on our customer service, billing and other back-office functions. In the next few years, we plan to deploy new systems that are designed to support the expected demands on our customer care and billing functions, but the transition to these new systems could heighten these risks. If we encounter problems in this transition, it could have a material adverse effect on our business.
3.	We operate exclusively in foreign markets, and our assets, customers and cash flows are concentrated in Latin America, which presents risks to our operating plans.
a.	We face economic and political risks in our markets, which may limit our ability to implement our strategy and our financial flexibility and may disrupt our operations or hurt our performance.
     Our operations depend on the economies of the markets in which our operating companies conduct business, all of which are considered to be emerging markets. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to volatile economic cycles and significant, rapid fluctuations in terms of commodity prices, local consumer prices, employment levels, gross domestic product, interest rates and inflation rates, which have been generally higher, and in prior years, significantly higher than the inflation rate in the United States. Specifically, in the last three years, the inflation rate in Argentina has risen significantly, and we expect that it may continue to remain elevated in the next several years, which will increase our costs and could reduce our profitability in Argentina. If these economic fluctuations and higher inflation rates make it more difficult for customers to pay for our products and services, we may experience lower demand for our products and services and a decline in the growth of their customer base and in revenues. During the second half of 2008, the United States and global economies experienced a significant downturn. That downturn will affect to varying degrees the growth of the economies in the countries in which our operating companies conduct business. If these global economic conditions continue or worsen, or have a more significant impact in the countries in which we operate, it may adversely affect our results of operations.
     In recent years, the economies in some of the markets in which we operate have also been negatively affected by volatile political conditions and, in some instances, by significant intervention by the relevant government authorities relating to economic and currency exchange policies. We are unable to predict the impact that presidential or other contested local or national elections and the associated transfer of power from incumbent officials or political parties to elected victors may have on the local economy or the growth and development of the local telecommunications industry. Changes in leadership or in the ruling party in the countries in which we operate may affect the economic programs developed under the prior administration, which in turn, may adversely affect the economies in the countries in which we operate. Other risks associated with political instability could include the risk of expropriation or nationalization of our assets by the governments in the markets where we operate. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country or in the United States may affect our business as a whole, including our access to international capital markets.
b.	We are subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies, which may result in significant financial charges, increased costs of operations or decreased demand for our products and services.
     Beginning in September 2008, there has been a significant depreciation in the value of the local currencies in all of our markets relative to the U.S. dollar. For example, from September 30, 2008 to December 31, 2008, the exchange rate for the Brazilian real increased from 1.91 reais per U.S. dollar to 2.34, and the exchange rate for the Mexican peso increased from 10.79 pesos per U.S. dollar to 13.54. Because nearly all of our revenues are earned in non-U.S. currencies, and a significant portion of our outstanding debt is denominated in U.S. dollars, the depreciation in the value of local currencies in the countries in which our operating companies conduct business relative to the U.S. dollar could make it more costly for us to service our debt obligations in the future. In 2008, this depreciation resulted in foreign currency transaction losses of $120.6 million that were primarily the result of the significant depreciation in the value of the Brazilian real and the Mexican peso relative to the U.S. dollar during the second half of the year. In addition, we pay for some of our operating expenses and capital expenditures in U.S. dollars. The depreciation of the local currencies results in increased costs to us for imported equipment and may, at the same time, decrease demand for our products and services in the affected markets.
     In addition, because we report our results of operations in U.S. dollars, changes in relative foreign currency valuations affect our reported revenues, operating income and earnings, as well as the carrying value of our assets, including the value of cash investments in local currencies. Accordingly, if the values of local currencies in the countries in which our operating companies conduct business depreciate further relative to the U.S. dollar, we would expect our operating results in future periods, as well as the value of our assets held in local currencies, to be adversely affected. As of December 31, 2008, approximately 48% of our total cash and cash equivalents was held in currencies other than U.S. dollars, with a majority held in Mexican pesos. Accordingly, if the values of local currencies in the countries in which our operating companies conduct business relative to the U.S. dollar depreciate further, we would expect our operating results in future periods, and the value of our assets held in local currencies, to be adversely affected.
c.	Our operating companies are subject to local laws and regulations in the countries in which they operate, which could impact our financial results.
     Our operations are subject to local laws and regulations in the countries in which we operate, which may differ from those in the United States. We could become subject to legal penalties in foreign countries if we do not comply with local laws and regulations, which may be substantially different from those in the United States. In some foreign countries, particularly in those with developing economies, persons may engage in business practices that are prohibited by United States regulations applicable to us such as the Foreign Corrupt Practices Act. Although we have implemented policies and procedures designed to ensure compliance with these laws, there can be no assurance that all of our employees, consultants, contractors and agents will not take actions in violations of our policies. Any such violation, even if prohibited by our policies, could have a material adverse effect on our business.
d.	We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.
     Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets from North America and, to a lesser extent, from Europe and Asia. Network equipment and handsets may be subject to significant import duties and other taxes in the countries in which our operating companies conduct business. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted.
e.	We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.
     Many of the foreign countries in which we operate have increasingly turned to new taxes, as well as aggressive interpretations of current taxes, as a method of increasing revenue. For example, our operating company in Brazil is required to pay two types of income taxes, which include a corporate income tax and a social contribution tax. In addition, our operating company in Brazil is subject to various types of non-income taxes, including value-added tax, excise tax, service tax, importation tax and property tax. The provisions of new tax laws may attempt to prohibit us from passing these taxes on to our customers. These taxes may reduce the amount of earnings that we can generate from our services or in some cases may result in operating losses.

     Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies. See “Part I. L. Operating Companies” for more information.
     In general, a U.S. corporation may claim a foreign tax credit against its Federal income tax expense for foreign withholding taxes and, under certain circumstances, for its share of foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. Federal taxable income.
     We may also be required to include in our income for U.S. Federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.
     Nextel Brazil has received tax assessment notices from state and federal Brazilian tax authorities asserting deficiencies in tax payments related primarily to value added taxes, import duties and matters surrounding the definition and classification of equipment and services. Nextel Brazil has filed various petitions disputing these assessments. In some cases we have received favorable decisions, which are currently being appealed by the respective governmental authorities. In other cases, our petitions have been denied and we are currently appealing those decisions. See Note 8 to our consolidated financial statements for more information regarding our potential tax obligations in Brazil.
f.	We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.
     A number of the agreements that we and our operating companies enter into with third parties are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is also uncertain.
4.	Our funding needs and debt service requirements could make us more dependent on external financing. If we are unable to obtain financing, our business may be adversely affected.
     The operation, expansion and upgrading of our networks, as well as the marketing and distribution of our services and products require substantial capital. Our funding needs may also increase in order to pursue one or more of the following opportunities:
•	acquisitions of spectrum licenses, either through government sponsored auctions including auctions of spectrum that are expected to occur in Mexico and Brazil, or through acquisitions of third parties, acquisitions of assets or businesses or other strategic transactions;

•	a decision by us to deploy new network technologies, in addition to the planned network deployment in Peru, or to offer new communications services in one or more of our markets; or

•	our expansion into new markets or further geographic expansion in our existing markets, including the construction of additional portions of our network.
     Our funding needs could also be affected by changes in economic conditions in any of our markets generally, or by competitive practices in the mobile wireless telecommunications industry from those currently prevailing or from those now anticipated, or by other presently unexpected circumstances that may arise that have a material effect on the cash flow or profitability of our mobile wireless business. Any of these events or circumstances could involve significant additional funding needs in excess of the identified currently available sources, and could require us to raise additional capital to meet those needs.
     We also have substantial outstanding indebtedness that will mature or may be tendered for purchase over the next five years, with approximately $497.7 million in obligations currently outstanding and due during that period under our syndicated loan facilities in Mexico and Brazil ($89.8 million of which is due in 2009), $350.0 million in principal amount of convertible indebtedness that may be tendered for purchase at the option of the relevant holders on each of August 15, 2010, 2012, 2015 and 2020, and $1.2 billion in principal amount of convertible indebtedness that matures in 2012, which will require us to either refinance the indebtedness and/or repay it with our available cash. In addition, upon the occurrence of certain kinds of change of control events, we may be required to repurchase or repay a significant portion of our outstanding debt.

     Historically, cash flow from our operating activities has not been sufficient to cover all of our consolidated working capital requirements, interest expenses, taxes and capital expenditures as we have expanded our business. As a result, our existing or potential funding needs for our business, including funds required to support our plans to acquire spectrum and deploy networks that use new technologies, and for other purposes including the refinancing of our existing indebtedness, may make it necessary for us to secure additional financing, in the form of either debt or equity. Our ability to obtain additional capital, if necessary, is subject to a variety of additional factors that we cannot presently predict with certainty, including:
•	the commercial success of our operations;

•	the volatility and demand of the capital markets; and

•	the future market prices of our securities.
     The recent disruption in the global capital markets, including the markets where we operate and in the United States, has made it increasingly difficult for companies with operations in emerging markets to obtain debt or equity financing on acceptable terms. If these market conditions continue, it may limit or make it more difficult and expensive for us to access the capital markets and raise funds to meet these needs. If we have insufficient internal cash flow, or if we are unable to raise the funds we need on terms that are acceptable, we may be unable to pursue our business expansion plans, including our plans to acquire additional spectrum and deploy networks that use new technologies in our markets, which could adversely affect our financial condition, results of operations and cash flows.
5. Our current and future debt may limit our flexibility and increase our risk of default.
     As of December 31, 2008, the principal amount of our long term debt was $2,193.2 million, including $1,200.0 million in principal amount of 3.125% convertible notes due 2012, $350.0 million in principal amount of 2.75% convertible notes due 2025, that may be tendered for purchase at the option of the relevant holders on each of August 15, 2010, 2012, 2015 and 2020, $416.1 million in loans under our syndicated loan facilities in Mexico and Brazil, $151.9 million in obligations associated with the sale and leaseback of communication towers, $65.5 million in capital lease obligations and $9.7 million in spectrum license financing and other. We may incur additional debt in the future to provide funding for, among other things, capital expenditures and other costs relating to the expansion of our business, including the expansion of our existing networks or deployment of new network technologies, acquisitions of spectrum, other assets or businesses and for other corporate purposes.
     Our existing debt and debt we may incur in the future could:
•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete and increasing our vulnerability to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing that we may need to fund future working capital, capital expenditures, product development, acquisitions or other corporate requirements; and

•	place us at a disadvantage compared to our competitors that have less indebtedness.
     We may, over time and as market conditions permit, incur significant additional indebtedness for various purposes, which may include, without limitation, expansion of our existing network, the acquisition of telecommunications spectrum licenses or other assets, the deployment of new network technologies and the refinancing, repayment or repurchase of outstanding indebtedness. The terms of the agreements governing our other indebtedness permit us, subject to specified limitations, to incur additional indebtedness, including secured indebtedness. If new indebtedness is added to our current levels of indebtedness, the related risks that we now face could intensify.

     Furthermore, certain of our financing agreements include covenants that impose restrictions on our business, and similar restrictions may be contained in future financing agreements. If we are subject to these restrictions, we may be unable to raise additional financing, compete effectively or take advantage of new business opportunities, which may affect our ability to generate revenues and profits. Examples of the types of covenants that may limit how we conduct business include those contained in the syndicated loan facilities to which Nextel Mexico and Nextel Brazil are parties that, among other things, restrict our ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other distributions;

•	prepay subordinated indebtedness;

•	make investments and other restricted payments;

•	enter into sale and leaseback transactions;

•	create liens;

•	sell assets; and

•	engage in transactions with affiliates.
     These syndicated loan facilities also require Nextel Mexico and Nextel Brazil, as applicable, to maintain specified financial ratios and satisfy financial tests. If Nextel Mexico or Nextel Brazil are not able to meet the applicable ratios and satisfy other tests, or if we fail to comply with any of the other restrictive covenants noted above or that are contained in any other financing agreements, we will be in default with respect to one or more of the applicable financing agreements, which in turn may result in defaults under the remaining financing arrangements, giving our lenders and the holders of our debt securities the right to require us to repay all amounts then outstanding.
     In addition, under the terms of the Nextel Brazil syndicated loan facility, we have pledged the shares of our Brazil operating entities to secure the obligations of Nextel Brazil under that facility. The grant of such a security interest may make it more difficult for Nextel Brazil to secure additional financing that it may require.
     Our ability to meet our existing or future debt obligations and to reduce our indebtedness will depend on our future performance and the other cash requirements of our business. Our performance, to a certain extent, is subject to general economic conditions and financial, business, political and other factors that are beyond our control. We cannot assure you that we will continue to generate cash flow from operations at or above current levels, that we will be able to meet our cash interest payments on all of our debt or that the related assets currently owned by us will continue to benefit us in the future.
6.	Because we rely on one supplier for equipment used in our mobile networks, any failure of that supplier to perform could adversely affect our operations.
     Much of the spectrum that our operating companies are licensed to use is non-contiguous, and the iDEN technology is the only widespread, commercially available technology that operates on non-contiguous spectrum. As a result, Motorola is currently our sole source for most of the network equipment and substantially all of the handsets used throughout our markets, except for the Blackberry handset, which is manufactured by Research in Motion, or RIM. If Motorola fails to deliver system infrastructure equipment and handsets or enhancements to the features and functionality of our networks and handsets on a timely, cost-effective basis, we may not be able to adequately service our existing customers or attract new customers. Nextel Communications, a subsidiary of Sprint Nextel Corporation, is the largest customer of Motorola with respect to iDEN technology and, in the past, has provided significant support with respect to new product development for that technology. Sprint Nextel Corporation has launched high performance push-to-talk services on its next generation CDMA network platform. As a result, Sprint Nextel Corporation’s plans for the iDEN technology have been uncertain for some time, which we believe has contributed to a recent decline in Motorola’s support for the development of new iDEN handset models. As a result, we have had access to a reduced number of new handset models, which has made it more difficult for us to compete effectively in some of our markets where new handset styles and features are heavily valued by customers. Lower levels of iDEN equipment purchases by Sprint Nextel Corporation could also significantly increase our costs for equipment and new network features and handset developments and and could impact Motorola’s decision to continue to support iDEN technology beyond their current commitments. We expect to continue to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our iDEN-based networks and for the manufacture of iDEN compatible handsets. Accordingly, if Motorola is unable to, or determines not to, continue supporting or enhancing our iDEN-based infrastructure and handsets, including potentially as a result of adverse developments at Motorola with respect to its operations, profitability, and financial condition or other business developments, we will be materially adversely affected.
7.	Costs and other aspects of a future deployment of advanced technology could adversely affect our operations.
     We may decide to acquire new spectrum rights and deploy new technologies to enable us to offer our customers new and advanced services. To date, we have acquired rights to use 1.9 GHz spectrum in Peru that require us to deploy new network technology within specified timeframes throughout Peru, including in areas that we do not currently serve. Our deployments of new technologies to offer our customers new and advanced services in Peru and our other markets will require significant capital expenditures. Those expenditures could increase in the event of unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes, problems with network or systems compatibility, equipment unavailability and technological or other complications, such as our inability to successfully coordinate this change with our customer care, billing, order fulfillment and other back-office operations. In addition, a deployment of new technologies will result in incremental operating expenses prior to fully launching services. We would also incur significant costs associated with the integration of services offered on the new networks with those offered on our existing iDEN network and with the integration of billing, customer care and other support functions.
     Additionally, we may be required to raise additional funds in order to finance the costs associated with the development and deployment of a new technology and, if required, the acquisition of related spectrum rights in one or more of our markets including auctions of spectrum that are expected to occur in Mexico and Brazil. To do so, we may issue shares of common stock or incur new debt. Current conditions in the financial markets may make it more difficult and expensive for us to access the capital markets and raise funds to meet these needs. See “4. Our funding needs and debt service requirements could make us more dependent on external financing. If we are unable to obtain financing, our business may be adversely affected.” and “5. Our current and future debt may limit our flexibility and increase our risk of default.” for more information.
8.	Government regulations determine how we operate in various countries, which could limit our growth and strategic plans.
     In each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations. In some markets, we are unable, or have limitations on our ability, to provide some types of services we have planned to offer. These limitations, or similar regulatory prohibitions or limitations on our services that may arise in the future could increase our costs, reduce our revenues or make it more difficult for us to compete.
     Further, the regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge our actions. For instance, in April 2008, one of our competitors in Brazil filed a complaint with Anatel alleging that Nextel Brazil was offering services to customers in a manner that violates our license and the SMR regulations applicable to us and the services we offer. While we believe that we are operating in a manner that is consistent with our license and the applicable regulations and intend to oppose any claims made or actions taken against us, if Anatel were to take actions in response to the competitor’s complaint that require us to implement limitations or restrictions on the manner in which we offer services in Brazil, those actions could have an adverse effect on our ability to attract new customers to our services. If our competitors are successful in pursuing claims such as these, or if the regulators in our markets take actions against us in response to actions initiated by our competitors, our ability to pursue our business plans and our results of operations could be adversely affected. In addition, if our competitors were to challenge the results of auctions in which we are a participant, it could adversely affect our ability to offer services and our ability to acquire the rights to use spectrum that would provide us with the ability to deploy new technologies that support new services.
     Finally, in some of our markets, local governments have adopted very stringent rules and regulations related to the placement and construction of wireless towers, which can significantly impede the planned expansion of our service coverage area, eliminate existing towers and impose new and onerous taxes and fees. These issues affect our ability to operate in each of our markets, and therefore impact our business strategies. In addition, local governments have placed embargoes on a number of our cell sites owned by our operating companies in Argentina and Brazil. If we are not able to successfully overcome these embargoes, we may have to remove the cell sites and find a more acceptable location.
9.	Our reliance on indirect distribution channels for a significant portion of our sales exposes us to the risk that our sales could decline or cost of sales could increase if there are adverse changes in our relationships with, or the condition of, our indirect dealers.
     Our business depends heavily upon third party distribution channels for securing a substantial portion of the new subscribers to our services. In some of our markets, a significant portion of our sales through these indirect distribution channels is concentrated in a small number of third party dealers. Because these third party dealers are a primary contact between us and the subscriber in many instances, they also play an important role in customer retention. As a result, the volume of our new subscriber additions and our ability to retain subscribers could be adversely affected if these third party dealers terminate their relationship with us, if there are adverse changes in our relationships with these dealers or if the financial condition of these dealers deteriorates. In addition, our profitability could be adversely affected if we increase commissions to these dealers or make other changes to our compensation arrangements with them.
10.	The costs we incur to connect our operating companies’ networks with those of other carriers are subject to local laws in the countries in which they operate and may increase, which could adversely impact our financial results.
     Our operating companies must connect their telecommunication networks with those of other carriers in order to provide the services we offer. We incur costs relating to these interconnection arrangements and for local and long distance transport services relating to the connection of our transmitter sites and other network equipment. These costs include interconnection charges and fees, charges for terminating calls on the other carriers’ networks and transport costs, most of which are measured based on the level of our use of the related services. We are able to recover a portion of these costs through revenues earned from charges we are entitled to bill other carriers for terminating calls on our network, but because users of mobile telecommunications services who purchase those services under contract generally, and business customers like ours in particular, tend to make more calls that terminate on other carriers’ networks and because we have a smaller number of customers than most other carriers, we usually incur more charges than we are entitled to receive under these arrangements. The terms of the interconnection and transport arrangements, including the rates that we pay, are subject to local regulation in most of the countries in which we operate, and often require us to negotiate agreements with the other carriers, some of whom are our competitors, in order to provide our services. Our costs relating to these interconnection and transport arrangements are subject to fluctuation both as a result of changes in regulations in the countries in which we operate and the negotiations with the other carriers. For example, some of our competitors in Brazil, through Brazil’s Associacao Nacional das Operadoras de Celular, or ACEL, recently filed a petition against Anatel to challenge the partial bill and keep settlement process that allows us to retain a portion of the amounts we would otherwise be obligated to pay to other carriers under the calling party pays structure in Brazil. Changes in the interconnection arrangements either as a result of regulatory changes or negotiated terms that are less favorable to us could result in increased costs for the related services that we may not be able to recover through increased revenues, which could adversely impact our financial results.
11.	If our licenses to provide mobile services are not renewed, or are modified or revoked, our business may be restricted.

     Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If our operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil and Peru are renewable once, and no regulations presently exist regarding how or whether additional renewals will be granted in future periods. In Mexico, we have filed applications to renew 31 of our licenses, 22 of which have expired. While we expect that these renewals will be granted, if some or all of these renewals are not granted, it could have an adverse effect on our business.
12.	Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results.
     We have entered into agreements with Motorola that impose certain limitations and conditions on our ability to use other technologies that would displace our existing iDEN-based networks. These agreements may delay or prevent us from deploying new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. If Motorola manufactures, or elects to manufacture, the equipment utilizing the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the equipment utilizing the alternate technology for three years. If we utilize alternate equipment suppliers, it may limit our ability to obtain the most favorable volume pricing.
     Furthermore, in connection with our handset supply agreement with Motorola, we committed to annually escalating handset purchases and certain pricing parameters for handsets linked to the volume of our purchases. If we do not meet the specified handset volume commitments, we would be required to pay an additional amount based on any shortfall of actual purchased handsets compared to the related annual volume commitment.
13.	Any modification or termination of our trademark license with Nextel Communications could increase our costs.
     Nextel Communications has licensed to us the right to use “Nextel” and other of its trademarks on a perpetual royalty-free basis in Latin America. However, that license is limited to the use of the trademarks in connection with the offering of specified services, which may not include all of the services we propose to offer in the future, and Nextel Communications may terminate the license on 60 days notice if we commit one of several specified defaults (namely, failure to maintain agreed quality controls or a change in control of NII Holdings). If there is a change in control of one of our subsidiaries, upon 30 days notice, Nextel Communications may terminate the sublicense granted by us to the subsidiary with respect to the licensed marks. The loss of the use of the “Nextel” name and trademark could have a material adverse effect on our operations.
14.	We have significant intangible assets that may not generate adequate value to satisfy our obligations in the event of liquidation.
     If we were liquidated, the value of our assets may not be sufficient to satisfy our obligations. We have a significant amount of intangible assets, primarily telecommunications licenses. The value of these licenses will depend mostly upon the success of our business and the growth of the wireless communications industries in general. Moreover, the transfer of licenses in liquidation would be subject to governmental or regulatory approvals that may not be obtained or that may adversely impact the value of such licenses. Our net tangible book value was $1,594.2 million as of December 31, 2008.

15.	Concerns about health risks associated with wireless equipment may reduce the demand for our services.
     Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. The actual or perceived risk of mobile communications devices could adversely affect us through increased costs of doing business, additional governmental regulation that sets emissions standards or otherwise limits or prohibits our devices from being marketed and sold, a reduction in subscribers, reduced network usage per subscriber or reduced financing available to the mobile communications industry. Further research and studies are ongoing, and we cannot be sure that these studies will not demonstrate a link between radio frequency emissions and health concerns.
16.	Our forward-looking statements are subject to a variety of factors that could cause actual results to differ materially from current beliefs.
     “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Certain statements made in this annual report on Form 10-K are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “intends,” “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties, including technical uncertainties, financial variations and changes in the regulatory environment, industry growth and trend predictions. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effects of other risks and uncertainties in addition to the other qualifying factors identified in this Item, including, but not limited to:
•	our ability to meet the operating goals established by our business plan;

•	general economic conditions in the United States or in Latin America and in the market segments that we are targeting for our services, including the impact of the current uncertainties in global economic conditions;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•	the impact of foreign exchange volatility in our markets as compared to the U.S. dollar and related currency depreciation in countries in which our operating companies conduct business;

•	our ability to access sufficient debt or equity capital to meet any future operating and financial needs, including the impact of the recent disruption in global capital markets that have made it more difficult or costly to obtain funding on acceptable terms;

•	reasonable access to and the successful performance of the technology being deployed in our service areas, and improvements thereon, including technology deployed in connection with the introduction of our mobile services in our markets;

•	the availability of adequate quantities of system infrastructure and subscriber equipment and components at reasonable pricing to meet our service deployment and marketing plans and customer demand;

•	Motorola’s ability and willingness to provide handsets and related equipment and software applications or to develop new technologies or features for us, including the timely development and availability of new handsets with expanded applications and features;

•	the risk of deploying new technologies, including the potential need for additional funding to support that deployment, the risk that new services supported by the new technology will not attract enough subscribers to support the related costs of deploying or operating the new technology, the need to significantly increase our employee base and the potential distraction of management;

•	our ability to successfully scale our billing, collection, customer care and similar back-office operations to keep pace with customer growth, increased system usage rates and growth or to successfully deploy new systems that support those functions;

•	the success of efforts to improve and satisfactorily address any issues relating to our network performance;

•	future legislation or regulatory actions relating to our SMR services, other wireless communications services or telecommunications generally;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our network business;

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services;

•	market acceptance of our new service offerings; and

•	other risks and uncertainties described in this annual report on Form 10-K and from time to time in our other reports filed with the Securities and Exchange Commission.